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                                                                    EXHIBIT 99.1

                          SANTA FE GAMING CORPORATION
                           4336 LOSEE ROAD  STE. #9
                           NORTH LAS VEGAS, NV 89030

FOR IMMEDIATE RELEASE:
Friday, January 5, 2001


     SANTA FE GAMING CORPORATION ANNOUNCES TRANSFER OF ASSETS OWNED BY ITS
                         SUBSIDIARY PIONEER HOTEL INC.

LAS VEGAS, NEV., Santa Fe Gaming Corporation (the Company") (OTCBB:SGMG), a gaming company headquartered in Las Vegas, announced today that its wholly-owned subsidiary, Pioneer Hotel Inc. ("PHI"), has completed the transfer of the real, personal and intangible property used in the operation of the Pioneer Hotel and Gambling Hall, in Laughlin, Nevada (the "Pioneer") in accordance with Section 351 of the code.

The transfer was completed in a series of transactions, with an aggregate value of $36.0 million, (collectively, the "Transactions"). In connection with the Transactions, approximately $35.0 million was used to retire first mortgage indebtedness due Santa Fe Hotel Inc. ("SFHI"), a subsidiary of the Company. PHI agreed to lease and license substantially all of the assets transferred for a period of twenty years under which it will continue to operate the Pioneer. The Company and SFHI have guaranteed the lease and SFHI has secured its guarantee obligation.

Santa Fe Gaming Corporation operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns property on Las Vegas Boulevard for possible future development.

CONTACT;   Thomas K. Land
           Chief Financial Officer
           Santa Fe Gaming Corporation
           702-658-4300
           702-658-4331 (fax)
           www.santafegaming.com